Exhibit 5.4

11 June 2014 Huntsman International LLC 500 Huntsman Way Salt Lake City Utah 84108 USA

Bond Dickinson LLP

1 Whitehall Riverside

Leeds

LS1 4BN

Tel: 0844 984 1500

Fax: 0113 290 4350

DX 742140 Leeds 82

mark.casey@bonddickinson.com

Direct: 0113 290 4436

Our Ref:

JXMC/MJC/HUN/0179/000032

Your Ref:

Dear Sirs

Registration Statement on Form-S4

Reference is made to the Registration Statement on Form S-4, (the “Registration Statement”) filed by Huntsman International LLC (“Huntsman”), a Delaware limited liability company, with the Securities and Exchange Commission (the “Commission”) in connection with the registration by Huntsman under the Securities Act of 1933, as amended (the “Securities Act”) of (i) the offer and exchange by Huntsman (the “Exchange Offer”) of €145,000,000 aggregate principal amount of its 5.125% Senior Notes due 2021 (the “Initial Notes”) for a new series of notes bearing substantially identical terms and in like principal amount as the Initial Notes (the “Exchange Notes”), and (ii) the related guarantees (the “Guarantees”) of certain subsidiaries of Huntsman listed in the Registration Statement as guarantors (the “Guarantors”) of the Exchange Notes.

We have examined originals or copies, certified or otherwise identified to our satisfaction of:-

(i)                                     an indenture (the “Indenture”) dated 23 December 2013 and made between (1) Huntsman, (2) the Guarantors (3) Wilmington Trust, National Association (4) Citibank, N.A., London Branch as paying agent, transfer agent and registrar and (5) Citibank, N.A., London Branch as authenticating agent; and

(ii)                                  a guarantee (the “Guarantee”) dated 2 June 2014 given by the Guarantors.

(the above numbered paragraphs (i) and (ii) together the “Transaction”).

1.                   DEFINITIONS

The following words and phrases when used in this letter have the following meanings:-

1.1                          “Board Meetings” means the meetings of directors of the Company held on 9 December 2013 and 27 May 2014 respectively;

1.2                          “Board Minutes” means the minutes of the Company’s Board Meetings;

1.3                          “Company” means Tioxide Group (registered in England and Wales with company number 00249759);

1.4                          “Constitutional Documents” means the Company’s certificate of incorporation and its articles of association;

1.5                          “Power of Attorney” means the two separate powers of attorney dated 9 December 2013 and 27 May 2014 respectively and each granted by the Company in favour of John R. Heskett, Brandon M. Gray and Troy Keller.

Bond Dickinson LLP is a limited liability partnership registered in England and Wales under number OC317661. VAT registration number is GB123393627. Registered office: St Ann’s Wharf, 112 Quayside, Newcastle upon Tyne, NE1 3DX, where a list of members’ names is open to inspection.  We use the term partner to refer to a member of the LLP, or an employee or consultant who is of equivalent standing. Bond Dickinson LLP is authorised and regulated by the Solicitors Regulation Authority.

1.6                          “Registrar” means the registrar of companies for England and Wales;

1.7                          “Transaction Documents” means the Indenture and the Guarantee;

2.                   WHAT WE HAVE REVIEWED AND SEARCHES

2.1                          For the purpose of this opinion we have:-

2.1.1                               reviewed the following documents:-

(a)             each original Constitutional Document of the Company;

(b)             copies of the Company’s Board Minutes,  each copy certified by one of its directors  as a true copy of an authentic, up-to-date and complete original on 9 December 2013 and 27 May 2014 respectively;

(c)              a copy of each Power of Attorney; and

(d)             executed copies of the Transaction Documents;

2.1.2                               commissioned a search of the file of the Company maintained by the Registrar, using the following method.  We have obtained through Companies House Direct (“CHD”), an on-line search system supplied by the Registrar, a copy of each document which is listed on CHD as being contained on the Company’s file today; and

2.1.3                               asked by telephone an official at the Royal Courts of Justice in London today to check for any entry in respect of the Company on the Central Index of Winding-up Petitions for England and Wales.

2.2                          We have not reviewed any other documents, looked at any other information, carried out any other searches or made any other enquiries for the purposes of this opinion.

3.                   STATUS OF OPINION

3.1                          We assume that no law other than the law of England and Wales would affect our opinion.

3.2                          We express no opinion as the laws of any jurisdiction other than England and Wales and none is to be implied.

4.                   RESERVATIONS AND QUALIFICATIONS

This opinion is given on the basis of the assumptions set out in Schedule 1 to this letter and subject to the reservations and qualifications set out in Schedule 2 to this letter.

5.                  OPINION

Our opinion, under the law of England and Wales, is as follows.

5.1                          Corporate Status of the Company

The Company is a private unlimited company incorporated and validly existing under the Companies Act 2006.

5.2                          The Company’s Powers

The Company has power to execute and deliver the Transaction Documents and to exercise its rights and to perform its obligations under them.

5.3                          Authorisation of the Transaction Documents

The Company has taken the necessary corporate action to authorise its execution and delivery of the Transaction Documents and the exercise of its rights and the performance of its obligations under them.

5.4                          The Company’s Obligations

The Transaction Documents will, once executed and delivered, constitute valid, binding and enforceable obligations of the Company.

5.5                          No Breach of Laws etc

The Company’s execution and delivery of the Transaction Documents will not breach its Constitutional Documents or the law of England and Wales applicable to companies generally.

5.6                          No Consents, Approvals etc Required

No authorisations of governmental, judicial or public bodies in England are required by the Company in connection with the performance, validity or enforceability of the Transaction Documents.

6.                   TERMS ON WHICH OUR OPINION IS GIVEN

6.1                          Our client in connection with the Transaction is Huntsman.  We have taken our instructions only from Huntsman and not from any other person.

6.2                          Our opinion relates only to the Company and no other party to the Transaction.

6.3                          We are giving our opinion to you in connection with the Transaction and you must not rely on it (or any part of it) for any other purpose.

6.4                          Stoel Rives LLP is authorised to rely upon our opinion in its capacity as Legal Counsel to Huntsman and in connection with the rendering of its opinion to Huntsman dated the date hereof as fully as if this opinion were addressed to it.

6.5                          This letter is governed by the law of England and Wales

6.6                          The courts of England and Wales will have exclusive jurisdiction to settle any dispute between us (including claims for set-off and counterclaims) in relation to this letter.  You and we irrevocably agree to submit to their jurisdiction and irrevocably waive any objection to any action or proceeding being brought in those courts or any claim that any such action or proceeding has been brought in an inconvenient forum.

6.7                          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming part of the Registration Statement under the caption “Legal Matters”.  By signing such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Yours faithfully

/s/ Bond Dickinson LLP

Bond Dickinson LLP

SCHEDULE 1

Assumptions

1.                   SOLVENCY

1.1                          We assume that the Company was solvent at the time it entered into each Transaction Document and did not cease to be solvent as a result of entering into any Transaction Document.  “Solvent,” here, means that the Company is able to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

1.2                          We assume, with regard to the Company, that no person has taken any step in England or Wales in connection with the appointment of an administrator of it, the appointment of a receiver or administrative receiver in respect of it or any of its assets, the making of a voluntary arrangement in respect of it, the passing of a voluntary winding up resolution, the convening of a meeting of members or creditors for that purpose, the imposition of a moratorium in respect of it, its winding-up or its dissolution.

1.3                          We assume that no person has taken any step outside England and Wales in connection with any of the matters listed in paragraph 1.2 of this Schedule 1 or in connection with any similar event or proceedings.  We have not attempted to find out whether any such step has been taken.  We are not giving any opinion as to the actual or potential effect under the law of England and Wales (or any other law) of any such step.

1.4                          We assume that the parties to the Transaction have no intention to evade insolvency laws.

2.                   CORPORATE MATTERS

We assume that:-

2.1                          there have been no changes to the Company’s Constitutional Documents since the date on which one of its directors certified the copies we have reviewed;

2.2                          each person identified in the Board Minutes as a director was validly appointed as such and continues in office;

2.3                          the correct procedures were followed with regard to the Board Meetings — for example, each Board Meeting was validly convened, was quorate throughout and each director made an appropriate declaration of his interests or an appropriate update of an earlier declaration (if necessary), was able to vote or be counted in the quorum and that no director had any interest except to the extent permitted by the Constitutional Documents - and each resolution recorded in the Board Minutes was duly passed;

2.4                          the directors of the Company have satisfied the duties of directors as set out in Chapter 2 of Part 10 of the Companies Act 2006 in approving the Transaction Documents and the transactions referred to in the Transaction Documents;

2.5                          the resolutions recorded in the Board Minutes have not been amended; and

2.6                          the Board Minutes are an accurate record of its Board Meetings.

3.                   DOCUMENTS

3.1                          We assume that all signatures, stamps and seals are genuine.

3.2                          We assume that all original documents are complete, authentic and up-to-date and all copy documents are complete and conform to the originals.

3.3                          We assume that there are no agreements, letters or other arrangements or dealings having contractual effect which modify or will modify the terms of or affect or will affect any of the Transaction Documents or which render a party to any such Transaction Document incapable of performing its obligations thereunder and no provision of any of the Transaction Documents has been waived.

3.4                          We assume that there are no agreements or understandings between members of the Company (such as an agreement between shareholders) which affect or might affect authorisation or approval of the Transaction Documents.

3.5                          We assume that all laws and regulations applying to each party to the Transaction Documents, other than the Company, have been complied with.

3.6                          We assume that all necessary licences, consents, permissions and authorisations required to be obtained under any agreement or arrangement prior to any party entering into the Transaction Documents and/or the transactions referred to in the Transaction Documents have been obtained within any relevant time frame and complying with all relevant conditions.

3.7                          We assume that any virtual execution or signing of the Transaction Documents complied with option 1 of the Law Society Practice Note on Executing Documents by Virtual Means issued February 2010.

3.8                          We assume that:-

3.8.1                               the execution and delivery of the Transaction Documents by the Company will promote the success of the Company for the benefit of its members as a whole;

3.8.2                               the directors, in approving the execution and delivery of the Transaction Documents acted in good faith and are complying with section 171 Companies Act 2006;

3.8.3                               the entry into and the exercise of the rights and performance of the obligations under the Transaction Documents will be of material commercial benefit to the Company; and

3.8.4                               in entering into the Transaction Documents the Company acted in good faith and for the purposes of carrying on its business and at the time it did so there were reasonable grounds for believing that the Transaction would benefit the Company.

3.9                          We assume that each party to the Transaction Documents (other than the Company) has the capacity, power and authority to execute and deliver the Transaction Documents to which it is a party and to exercise its rights and perform its obligations under those Transaction Documents and that each such party has duly authorised, executed and delivered those Transaction Documents. We further assume that each Transaction Document constituted, once duly authorised, executed and completed in accordance with all requirements of its governing law, legal, valid, binding and enforceable obligations of all parties thereto in accordance with its governing law.

3.10                   We assume that none of the opinions expressed in this letter will be affected by the laws (including public policy) of any jurisdiction outside of England and Wales and in particular but without limiting the generality of the foregoing:-

3.10.1                        that there are no provisions of the laws of any jurisdiction outside of England and Wales which would be contravened by the execution or delivery of the Transaction Documents; and

3.10.2                        that insofar as any obligation under the Transaction Documents fails to be performed in any jurisdiction outside England and Wales its performance will not be illegal or contrary to public policy by virtue of the law of that jurisdiction.

3.11                   We assume that the Transaction Documents are governed by the laws of the State of New York and that the parties irrevocably submit to the jurisdiction of the New York courts.

4.                   COMPANY SEARCHES

In relation to the company searches mentioned in paragraph 2.1.2 of this letter we assume that:-

4.1                          no event has occurred in relation to the Company in respect of which a filing required to be made with the Registrar of Companies has not been made;

4.2                          the Company’s file (and the records contained within that file) at Companies House is correct; and

4.3                          the documents disclosed by our search referred to in paragraph 2.1.2 of this letter comprise a complete copy of each such document.

SCHEDULE 2

Reservations and qualifications

1.                   ENFORCEABILITY

1.1                          In paragraph 5.4 of this letter, where we use the phrase “binding and enforceable” we mean that the relevant obligations are of a type which the courts of England and Wales enforce.  We are not stating that every provision of each Transaction Document is enforceable in accordance with its terms in all circumstances.  We are unable to make such an assertion.  This is because:-

1.1.1                               many aspects of the law of England and Wales are not stated as fixed rules that we can apply to the facts in order to predict with certainty the judgment of a court on any application to enforce a provision of a Transaction Document; and

1.1.2                               there are legal principles which, in certain circumstances, restrict or prohibit the exercise of rights of action that might exist in other circumstances or impose conditions on their exercise that might not apply otherwise.

1.2                          The enforceability of any company’s obligations might be affected by insolvency and other events and by laws generally applicable to the enforcement of creditors’ rights.

1.3                          In some circumstances, if a person delays his exercise of a right of action, he might be prevented from exercising that right at all.  Any provision in a Transaction Document purporting to disapply this general rule would not necessarily be effective.

1.4                          Any provision in a Transaction Document to the effect that the determination of any fact is conclusive (except in the case of manifest or obvious error) might not be upheld if a party is found to have acted unreasonably, arbitrarily or in bad faith.

1.5                          Where there is a discretionary power under any Transaction Document, a court might require that it be exercised reasonably.  Any provision in a Transaction Document purporting to disapply this general rule would not necessarily be effective.

1.6                          The courts have discretion as to costs.  Any provision in a Transaction Document purporting to make the Company responsible for litigation costs might not be upheld.

1.7                          Certain types of provisions seeking to restrict or exclude liability in the Transaction Documents (and certain provisions having a similar effect) might be unenforceable except to the extent that they satisfy the requirement of reasonableness under the Unfair Contract Terms Act 1977.

1.8                          Any provision in a Transaction Document to the effect that a particular part of that Transaction Document (if void, illegal or unenforceable) should be deemed to have been severed from the other parts might not be upheld.

1.9                          Any provision in a Transaction Document purporting to make the Company liable for stamp duty might be void.

1.10                   The law relating to misrepresentation and fraud may mean that an agreement, or part of it, is rescinded and therefore unenforceable.

1.11                   Any provision in a Transaction Document providing for a matter to be agreed on in the future may be unenforceable or void for uncertainty.

1.12                   Any provision in a Transaction Document purporting to restrict the exercise of any statutory power may be void.

1.13                   In certain circumstances (essentially where it becomes impossible to perform a contract or where it can only be performed in a way radically different from the way the parties originally intended), a contract can be held to have been frustrated, releasing the parties from further performance under it.

1.14                   Certain breaches of the Financial Services and Markets Act 2000 by a party to the Transaction Documents may make provisions of those Transaction Documents unenforceable or able to be set aside and we therefore assume that there has been and will be no breach of any applicable provision of the Financial Services and Markets Act 2000.

1.15                   If the Proceeds of Crime Act 2002 applies to actions or omissions relating to the Transaction or in anticipation of the Transaction, then the Transaction may be vulnerable to challenge and proceeds recovery under that Act and we therefore assume that such Act does not apply to the Transaction or the Transaction Documents.

1.16                   On any application to enforce a provision of a Transaction Document, the Company might be able to establish a defence of set-off or a right to counterclaim in respect of debts due to it.  Any provision in a Transaction Document purporting to exclude the Company’s  rights in this respect would not necessarily be effective.

1.17                   The Limitation Act 1980 prescribes time periods in respect of various types of action.  After expiry of the prescribed period, a claim of the relevant type is generally prohibited.

1.18                   A court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court.  In particular, orders for specific performance and injunctions are, in general, discretionary remedies which may not be available where damages are considered by the court to be an adequate remedy.

1.19                   There is legislation controlling certain transactions involving countries, organisations and individuals which are the subject of sanctions imposed by the United Nations or the European Union.  In certain cases, this legislation prohibits the making of payments (including payments of interest and repayments of principal on loans) to proscribed persons.

1.20                   If an obligation to be performed in a jurisdiction other than England and Wales is contrary to public policy there, it might not be enforceable in England and Wales.

1.21                   An English court may decline jurisdiction or decline to recognise foreign judgments or awards under various rules. Where an obligation is to be performed outside the jurisdiction of England and Wales, that obligation may not be enforceable in England and Wales to extent that its performance would be illegal or contrary to public policy under the laws of the jurisdiction in which it is to be performed.

1.22                   There are rules (as set out in Regulation (EC) no 864/2007) determining the law that will govern non-contractual obligations arising between parties or allowing the parties to agree in advance the governing law for non-contractual obligations. We express no opinion as to whether those rules apply to the transactions the subject of this opinion and our opinion is qualified by the possible application of those rules.

2.                   CONSENTS AND FILINGS

In paragraph 5.6 of this letter, we give an opinion about whether there is a need to obtain any consent from, or to make any filing with, any public body.  We are not giving any opinion about the existence, extent or actual or potential effect of any requirement of this type imposed on the Company in any contract (or other arrangement) between it and any such public body.

3.                   SEARCHES

The searches and enquiries we have made are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in England and they do not indicate if insolvency proceedings have begun elsewhere.

4.                   NO OPINION ON OTHER MATTERS

We are not giving any opinion about any of the following matters:-

4.1                          the treatment of any person or payment for the purposes of taxation or for the purposes of accounting;

4.2                          the veracity of any facts stated in any Transaction Document or any other document referred to in paragraph 1 of this letter;

4.3                          whether the Company’s execution and delivery of any Transaction Documents or the exercise of its rights or the performance of its obligations under them causes it to breach any agreement to which it is party;

4.4                          whether the Company complies with the laws, regulations and rules affecting it, its business or its assets (except where we say so specifically in this letter); or

4.5                          any right of any person not party to a Transaction Document to enforce any rights under it.

5.                   NO OBLIGATION TO UPDATE

We have not undertaken to update our opinion at any time after effectiveness of the Registration Statement or to advise you of any changes in the law (or in its interpretation) that might affect our opinion.